UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	June 1, 2012

AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04         Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on February 22, 2012, Elk Associates Funding Corporation (“Elk”), a small business investment company (“SBIC”) licensed under the U.S. Small Business Investment Act of 1958 (the “Act”) and a wholly-owned subsidiary of Ameritrans Capital Corporation (“Ameritrans”), was referred to the Office of Liquidation of the U.S. Small Business Administration (the "SBA"), based on Elk’s condition of capital impairment for the quarterly periods ended March 31, 2010 and September 30, 2011, which are continuing.  Also, as previously disclosed, on March 20, 2012, Elk filed a lawsuit against the SBA and its Administrator in the United States District Court of the District of Columbia, alleging, among other things, that the SBA’s refusal to approve prior financing transactions intended to recapitalize Elk and cure its condition of capital impairment were arbitrary and capricious.  Also, as previously disclosed, the SBA has notified Elk that it was not interested in exploring previous settlement proposals by Elk and planned to proceed with liquidation activities.

On June 1, 2012, Elk received a written notice (the “Notice”) from the SBA that declared Elk’s entire indebtedness to the SBA, including principal, accrued interest and any other amounts owed by Elk to the SBA pursuant to Elk’s outstanding debentures, to be immediately due and payable.  The Notice indicates that such acceleration of Elk’s obligations relates to an event of default under Elk’s outstanding debentures resulting from Elk’s condition of capital impairment described above, which, according to the Notice, Elk failed to cure within applicable cure periods.

According to the Notice, as of May 25, 2012, Elk was indebted to the SBA in the aggregate principal amount of $21,175,000, plus accrued interest of $239,372.28 (with an additional $2,816.15 of interest accruing on a per diem basis) (the “Indebtedness”) pursuant to the following subordinated debentures:

Date of Issuance	Principal Amount	Stated Interest Rate	Scheduled Maturity Date
July 22, 2002	$2,050,000	4.67%	September 1, 2012
December 22, 2002	$3,000,000	4.63%	March 1, 2013
September 28, 2003	$5,000,000	4.12%	March 1, 2014
February 14, 2004	$1,950,000	4.12%	March 1, 2014
December 26, 2009	$9,175,000	4.11%	March 1, 2020

The Notice states that Elk is required to remit the entire amount of the Indebtedness to the SBA no later than June 15, 2012.  In addition the Notice states that the SBA may avail itself of any remedy available to it under the Act, including institution of proceedings for the appointment of SBA or its designee as receiver for Elk’s assets.  In the event Elk is placed into receivership, the interests represented by any such receiver could differ materially from the interests of Ameritrans’ stockholders.

On June 5, 2012, Elk submitted a proposal to cure its condition of capital impairment and return to the active business of providing capital to small business concerns.  Notwithstanding the submission of a plan that would permit Elk to remain an active SBIC, SBA has requested that Elk submit a proposed settlement plan relating to Elk’s liquidation process to the SBA no later than June 18, 2012.  Any such plan would specify a proposed payment schedule for the Indebtedness and would be intended as an alternative to SBA’s potential attempts for the appointment of a receiver.  Elk intends to submit the requested settlement plan by June 18, 2012.  There can be no assurance, however, that any settlement plan submitted by Elk would be acceptable to the SBA or that the SBA would not pursue the appointment of a receiver or any other remedy available to the SBA.

Elk also intends to continue prosecution of its lawsuit against the SBA, subject to any amicable settlement that may be worked out between the parties, including settlements that would allow Elk to return to the SBA’s Office of Operations and to active lending.  To this end, Elk intends to file an amended complaint in the matter while also pursuing a settlement proposal with the Office of Liquidation.  The amended complaint includes information that was discovered during Elk’s review of the SBA’s “Administrative Record.”

As stated above, the SBA has notified Elk that it was not interested in exploring previous settlement proposals by Elk which would cure the single regulatory issue that has been cited by SBA as rationale for its continued attempts to remove Elk from the SBIC program.  Accordingly, there can be no assurance that any settlement will be reached.

If the SBA continues to pursue the liquidation of Elk, Ameritrans and/or Elk may be required to terminate certain of their employees, and Elk may no longer be able to provide financing to small business concerns.  In addition, Elk could be required to dispose of its assets in a forced sale that could result in proceeds less than the carrying value of the asset being sold.   In the event Elk is placed in receivership or is otherwise forced to liquidate, Ameritrans’ interest in Elk may lose all value, which would have a material adverse effect on Ameritrans’ business, financial condition and results of operations and Ameritrans may be forced to cease operations and liquidate or seek bankruptcy protection, in which case shareholders may receive little or no value for their investment in Ameritrans’ securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: June 7, 2012	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President